Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

September 24, 2012

Franklin Resources, Inc.

One Franklin Parkway

San Mateo, California 94403

Ladies and Gentlemen:

We have acted as counsel to Franklin Resources, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of (i) $300,000,000 million aggregate principal amount of the Company’s 1.375% Notes due 2017 (the “2017 Notes”) pursuant to the underwriting agreement, dated as of September 19, 2012 (the “2017 Notes Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives (the “Representatives”) of the several underwriters named therein, and (ii) $300,000,000 million aggregate principal amount of the Company’s 2.800% Notes due 2022 (together with the 2017 Notes, the “Notes”) pursuant to the underwriting agreement, dated as of September 19, 2012 (together with the 2017 Underwriting Agreement, the “Underwriting Agreements”), between the Company and the Representatives. The Notes will be issued pursuant to the Indenture, dated as of May 19, 1994 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to Chemical Bank, as Trustee (the “Trustee”), as amended and supplemented by a first supplemental indenture thereto, dated as of October 9, 1996 and a third supplemental indenture thereto, dated as of September 24, 2012, in each case between the Company and the Trustee (as so amended and supplemented, the “Indenture”).

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended, (ii) the Amended and Restated By-laws of the Company, (iii) the Company’s Registration Statement on Form S-3 (File No. 333-183969) filed with the Securities and Exchange Commission (the “Commission”) on September 19, 2012 (the “Registration Statement”), (iv) the Prospectus, dated September 19, 2012 (the “Base Prospectus”), which forms a part of the Registration Statement, (v) the Prospectus Supplement, dated September 19, 2012 and filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on September 19, 2012 (together with the Base Prospectus, the “Prospectus”), (vi) the Underwriting Agreements, (vii) the Indenture, (viii) executed copies of global certificates representing the Notes, and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the

September 24, 2012

Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinion set forth herein that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed (i) the valid existence of the Trustee, (ii) that the Trustee has the requisite corporate power and authority to enter into and perform its obligations under the Indenture, (iii) the due authorization, execution and delivery of the Indenture by the Trustee, and (iv) that the Indenture constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, upon the due authentication by the Trustee, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP